Exhibit 99.1
NEWS RELEASE

The Andersons, Inc. Reports First Quarter Results; Plant Nutrient Sets Record
MAUMEE, OHIO, May 3, 2022 - The Andersons, Inc. (Nasdaq: ANDE) announces financial results for the first quarter ended March 31, 2022.

First Quarter Highlights:

•Company reported net income attributable to The Andersons from continuing operations of $6.1 million, or $0.18 per diluted share
•EBITDA from continuing operations was $55.8 million for the quarter
•Plant Nutrient reported record first quarter pretax income of $10.7 million
•Renewables had a strong quarter with pretax income of $5.5 million despite an $8.3 million mark to market loss, most of which is expected to reverse in Q2
•Trade reported pretax income of $3.7 million amid global disruption and against higher 2021 results; amassing strong grain ownership positions at low basis values
•Amended and extended credit agreement, expanding capacity and extending maturity date to 2027

"The grain markets were impacted by the extreme run-up in futures prices resulting from the war in Ukraine. This drove grain basis values sharply lower. I'm proud of the merchandising teams as they worked through this unprecedented price volatility which allowed us to take larger ownership positions at good basis values," said President and CEO Pat Bowe. "Plant Nutrient continued its strong run by setting its second consecutive quarterly earnings record. This strong performance resulted from well-positioned inventory and particularly strong specialty liquid results. In Renewables, production volume increased for both ethanol and corn oil. Renewable feedstocks and co-product merchandising were well above expectations."

"We continue to believe that we are well-positioned in all businesses for the remainder of 2022. We are closely monitoring the weather-related planting delays in both corn and soybeans. While progress is being made, we are behind the five-year national average for this date and expect planting activities to ramp up quickly as soon as fields allow it. We have an opportunity to earn good elevation margins on our grain position. Ethanol margins have strengthened as we entered the spring maintenance season along with seasonal increases in driving demand and expectations for an increased U.S. export program. Our renewable feedstock business continues to grow and we are exploring further opportunities to improve corn oil production and quality from our plants," added Bowe. "Fertilizer prices and farm income both remain very high, and while producers are feeling the impact of high input costs, commodity prices still support fertilizer application. We continue to receive good support from our suppliers in this time of tight stocks. Supply remains a factor in our industry and market prices reflect reduced global stocks for most fertilizers and grains. Our teams are executing well and remain focused on customer needs and operational excellence."

$ in millions, except per share amounts
	YTD 2022	YTD 2021	Variance
Pretax Income Attributable to the Company[1,2]	$10.2	$16.0	$(5.8)
Adjusted Pretax Income (Loss) Attributable to the Company[1,2]	10.2	16.4	(6.2)
Trade[1]	3.7	14.3	(10.6)
Renewables	5.5	2.9	2.6
Plant Nutrient	10.7	8.5	2.2
Other[1]	(9.8)	(9.3)	(0.5)
Net Income Attributable to the Company[2]	6.1	11.6	(5.5)
Adjusted Net Income Attributable to the Company[1,2]	6.1	12.0	(5.9)
Diluted Earnings Per Share (EPS)[2]	0.18	0.35	(0.17)
Adjusted Diluted EPS[1,2]	0.18	0.36	(0.18)
EBITDA[1,2]	55.8	62.7	(6.9)
Adjusted EBITDA[1,2]	$55.8	$63.2	$(7.4)
[1] Non-GAAP financial measures; see appendix for explanations and reconciliations. [2] Measure represents only continuing operations of the Company.

First Quarter Segment Overview

Trade Results Decline on Market Disruptions; Large Ownership Position Accumulated

The Trade segment recorded pretax income of $3.7 million for the quarter compared to adjusted pretax income of $14.3 million in the first quarter of 2021. Despite strong performance in international merchandising, dramatic increases in futures prices drove quarter-over-quarter negative basis variance in domestic grain positions of nearly $5 million. Capitalizing on the high commodity prices, Trade has accumulated strong grain positions at good basis values. Additionally, good 2022 results in propane merchandising did not match last year's outsized performance during the unseasonably frigid February weather in the central U.S.

Planting for the Midwest is expected to ramp up quickly, despite a slow start. Continued merchandising opportunities and strong elevation margins are expected through the remainder of the year as global stocks are not projected to recover even with an excellent harvest. The outlook for the grain elevator assets is improved with storage income earned on wheat inventory. Expected basis appreciation into harvest will drive improved elevation margins.

Trade’s first quarter EBITDA was $20.8 million, compared to first quarter 2021 adjusted EBITDA of $32.5 million on lower earnings.

Renewables Results Improve to $5.5 million on Better Crush Margins; Co-Product Values and Merchandising Remain Strong

The Renewables segment reported pretax income attributable to the company of $5.5 million in the first quarter compared to pretax income attributable to the company of $2.9 million realized in the same period in 2021.

The quarter-over-quarter improvement was driven by improved margins at all ethanol plants. Strong feed and distillers corn oil values continued. Profitable third-party trading of ethanol, DDGs, and renewable feedstocks more than doubled last year's first quarter result. Improving industry fundamentals include increased seasonal demand along with production declines during the spring maintenance season and expected increases in exports. Ethanol stocks remain high compared to last year's very low levels but board crush has improved over the last few weeks.

Renewables had record first quarter EBITDA of $24.4 million in 2022, up $2.4 million from 2021 first quarter EBITDA of $22.0 million.

Plant Nutrient Posts Record First Quarter Results; Second Consecutive Quarterly Record

The Plant Nutrient segment posted record pretax income of $10.7 million, compared to 2021's pretax income of $8.5 million. Strong margins more than offset a volume decrease for most of our agricultural fertilizers, particularly within specialty liquids low-salt starters and wholesale nutrients. With high grain prices and tight fertilizer supply, this is expected to continue into the second quarter. Plant labor and logistical challenges lowered results for our turf and specialty products. Plant Nutrient’s record first quarter EBITDA was $18.8 million compared to 2021 first quarter EBITDA of $16.0 million.

Income Taxes; Corporate

The company has recorded income taxes from continuing operations at an effective rate of 38.7% for the first quarter due to the non-deductibility of mark-to-market adjustments and the tax treatment of non-controlling interests. We anticipate a full-year effective rate of approximately 22%-25%.

Conference Call

The company will host a webcast on Wednesday, May 4, 2022, at 11 a.m. Eastern Daylight Time, to discuss its performance and provide its outlook for the remainder of 2022. To access the call, please dial 888-317-6003 or 412-317-6061 (elite entry number is 3679351). It is recommended that you call 10 minutes before the conference call begins.

To access the webcast, click on the link: https://app.webinar.net/OzegpVQ9Jr1. Complete the six fields as directed and click "Register." A replay of the call can also be accessed under the heading "Investors" on the company’s refreshed website at www.andersonsinc.com.

Forward-Looking Statements

This release contains forward-looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially. Without limitation, these risks include economic, weather and regulatory conditions, competition, the COVID-19 pandemic, the ongoing economic impacts from the war in Ukraine and the risk factors set forth from time to time in the company’s filings with the Securities and Exchange Commission. Although the company believes that the assumptions upon which the financial information and its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct.

Non-GAAP Measures

This release contains non-GAAP financial measures. The company believes that adjusted pretax income (loss) from continuing operations, pretax income (loss) attributable to the company from continuing operations, adjusted pretax income (loss) attributable to the company from continuing operations, adjusted net income attributable to the company from continuing operations, adjusted diluted earnings per share from continuing operations; earnings before interest, taxes, depreciation, and amortization (or EBITDA); EBITDA from continuing operations; adjusted EBITDA; adjusted EBITDA from continuing operations; and cash from operations before working capital changes provide additional information to investors and others about its operations, allowing an evaluation of underlying operating performance and liquidity and better period-to-period comparability. The above measures are not and should not be considered as alternatives to net income from continuing operations, pretax income from continuing operations or income (loss) before income taxes from continuing operations, diluted earnings (loss) per share attributable to The Andersons, Inc. common shareholders from continuing operations and cash provided by (used in) operating activities as determined by generally accepted accounting principles. Reconciliations of the GAAP to non-GAAP measures may be found within this press release and the financial tables provided herein.

Company Description

The Andersons, Inc., celebrating 75 years of service and named to Forbes® lists of America's Best Employers for 2022 and Best Employers for Diversity 2022 as well as America's Most Trusted Companies 2022 by Newsweek®, is a diversified company rooted in agriculture that conducts business in the commodity merchandising, renewables, and plant nutrient sectors. Guided by its Statement of Principles, The Andersons is committed to providing extraordinary service to its customers, helping its employees improve, supporting its communities, and increasing the value of the company. For more information, please visit www.andersonsinc.com.

Investor Relations Contact
Mike Hoelter
Vice President, Corporate Controller and Investor Relations
Phone: 419-897-6715
E-mail: investorrelations@andersonsinc.com

The Andersons, Inc.
Condensed Consolidated Statements of Operations
(unaudited)

	Three months ended March 31,
(in thousands, except per share data)	2022	2021
Sales and merchandising revenues	$3,977,954	$2,594,719
Cost of sales and merchandising revenues	3,858,419	2,481,278
Gross profit	119,535	113,441
Operating, administrative and general expenses	101,987	96,998
Interest expense, net	10,859	9,989
Other income, net:
Equity in earnings (losses) of affiliates, net	(244)	1,794
Other income, net	4,162	5,868
Income before income taxes from continuing operations	10,607	14,116
Income tax provision from continuing operations	4,103	4,361
Net income from continuing operations	6,504	9,755
Income (loss) from discontinued operations, net of income taxes	(554)	3,507
Net income	5,950	13,262
Net income (loss) attributable to noncontrolling interests	447	(1,845)
Net income attributable to The Andersons, Inc.	$5,503	$15,107

Earnings per share attributable to The Andersons, Inc. common shareholders:
Basic earnings (loss):
Continuing operations	$0.18	$0.35
Discontinued operations	(0.02)	0.11
	$0.16	$0.46
Diluted earnings (loss):
Continuing operations	$0.18	$0.35
Discontinued operations	(0.02)	0.10
	$0.16	$0.45

The Andersons, Inc.
Condensed Consolidated Balance Sheets
(unaudited)

(in thousands)	March 31, 2022	December 31, 2021	March 31, 2021
Assets
Current assets:
Cash and cash equivalents	$36,381	$216,444	$35,393
Accounts receivable, net	1,050,259	835,180	677,118
Inventories	1,950,303	1,814,538	1,287,637
Commodity derivative assets – current	769,916	410,813	317,939
Current assets held-for-sale	20,255	20,885	37,136
Other current assets	113,589	74,468	81,666
Total current assets	3,940,703	3,372,328	2,436,889
Other assets:
Goodwill	129,342	129,342	131,542
Other intangible assets, net	111,055	117,137	133,198
Right of use assets, net	51,821	52,146	34,966
Other assets held-for-sale	45,264	43,169	629,228
Other assets, net	92,506	69,068	60,964
Total other assets	429,988	410,862	989,898
Property, plant and equipment, net	772,245	786,029	839,950
Total assets	$5,142,936	$4,569,219	$4,266,737

Liabilities and equity
Current liabilities:
Short-term debt	$1,449,768	$501,792	$915,205
Trade and other payables	741,124	1,199,324	534,660
Customer prepayments and deferred revenue	384,723	358,119	161,696
Commodity derivative liabilities – current	216,836	128,911	91,448
Current maturities of long-term debt	54,158	32,256	42,824
Current liabilities held-for-sale	10,200	13,379	26,362
Accrued expenses and other current liabilities	205,958	230,148	145,921
Total current liabilities	3,062,767	2,463,929	1,918,116
Long-term lease liabilities	31,419	31,322	21,210
Long-term debt, less current maturities	571,181	600,487	877,583
Deferred income taxes	68,437	71,127	173,481
Other long-term liabilities held-for-sale	14,738	16,119	45,172
Other long-term liabilities	77,173	78,531	48,624
Total liabilities	3,825,715	3,261,515	3,084,186
Total equity	1,317,221	1,307,704	1,182,551
Total liabilities and equity	$5,142,936	$4,569,219	$4,266,737

The Andersons, Inc.
Consolidated Statements of Cash Flows
(unaudited)

	Three months ended March 31,
(in thousands)	2022	2021
Operating Activities
Net income from continuing operations	$6,504	$9,755
Income (loss) from discontinued operations, net of income taxes	(554)	3,507
Net income	5,950	13,262
Adjustments to reconcile net income to cash used in operating activities:
Depreciation and amortization	34,377	47,504
Bad debt expense, net	1,255	(1,686)
Equity in (earnings) losses of affiliates, net of dividends	244	(1,794)
Gain on sales of assets, net	(81)	(2,635)
Stock-based compensation expense	1,818	1,990
Deferred federal income tax	(6,947)	(2)
Other	2,885	4,579
Changes in operating assets and liabilities:
Accounts receivable	(215,012)	(33,476)
Inventories	(136,820)	5,007
Commodity derivatives	(277,761)	(53,295)
Other current and non-current assets	(38,810)	16,740
Payables and other current and non-current liabilities	(446,096)	(441,921)
Net cash used in operating activities	(1,074,998)	(445,727)
Investing Activities
Purchases of property, plant and equipment and capitalized software	(20,722)	(16,919)
Proceeds from sale of assets	72	385
Purchases of investments	(1,333)	(2,800)
Purchases of Rail assets	(3,186)	(2,611)
Proceeds from sale of Rail assets	248	5,383
Other	—	832
Net cash used in investing activities	(24,921)	(15,730)
Financing Activities
Net receipts under short-term lines of credit	796,209	260,160
Proceeds from issuance of short-term debt	350,000	250,000
Payments of short-term debt	(200,000)	—
Proceeds from issuance of long-term debt	—	89,700
Payments of long-term debt	(7,566)	(125,884)
Contributions from noncontrolling interest owner	2,450	1,960
Distributions to noncontrolling interest owner	(9,980)	—
Payments of debt issuance costs	(7,310)	(1,225)
Dividends paid	(6,144)	(5,839)
Proceeds from exercises of stock options	5,024	—
Other	(2,926)	(1,110)
Net cash provided by financing activities	919,757	467,762
Effect of exchange rates on cash and cash equivalents	99	(35)
Increase (decrease) in cash and cash equivalents	(180,063)	6,270
Cash and cash equivalents at beginning of period	216,444	29,123
Cash and cash equivalents at end of period	$36,381	$35,393

The Andersons, Inc.
Adjusted Net Income Attributable to The Andersons, Inc.
A non-GAAP financial measure
(unaudited)

	Three months ended March 31,
(in thousands, except per share data)	2022	2021
Net income from continuing operations	$6,504	$9,755
Net income (loss) attributable to noncontrolling interests	447	(1,845)
Net income from continuing operations attributable to The Andersons, Inc.	6,057	11,600
Adjustments:
Transaction related stock compensation	—	483
Income tax impact of adjustments	—	(121)
Total adjusting items, net of tax	—	362
Adjusted net income from continuing operations attributable to The Andersons, Inc.	$6,057	$11,962

Diluted earnings from continuing operations attributable to The Andersons, Inc. common shareholders	$0.18	$0.35

Impact on diluted earnings per share from continuing operations	$—	$0.01
Adjusted diluted earnings from continuing operations per share	$0.18	$0.36

Adjusted net income (loss) from continuing operations attributable to The Andersons, Inc. reflects reported net income (loss) from continuing operations available to The Andersons, Inc. common shareholders after the removal of specified items described above. Adjusted diluted earnings (loss) from continuing operations per share reflects the fully diluted EPS of The Andersons, Inc. after removal of the effect on EPS as reported of specified items described above. Management believes that Adjusted net income (loss) from continuing operations attributable to The Andersons, Inc. and Adjusted diluted earnings (loss) from continuing operations per share are useful measures of The Andersons, Inc. performance as they provide investors additional information about the operations of the company allowing better evaluation of underlying business performance and better comparability to previous periods. These non-GAAP financial measures are not intended to replace or be alternatives to Net income attributable to The Andersons, Inc. and Diluted earnings attributable to The Andersons, Inc. common shareholders as reported, the most directly comparable GAAP financial measures, or any other measures of operating results under GAAP. Earnings amounts described above have been divided by the company’s average number of diluted shares outstanding for each respective period in order to arrive at an adjusted diluted earnings (loss) from continuing operations per share amount for each specified item.

The Andersons, Inc.
Segment Data (continued)
(unaudited)

(in thousands)	Trade	Renewables	Plant Nutrient	Other	Total
Three months ended March 31, 2022
Sales and merchandising revenues	$3,084,681	$683,231	$210,042	$—	$3,977,954
Gross profit	67,619	15,191	36,725	—	119,535
Operating, administrative and general expenses	59,543	7,890	25,325	9,229	101,987
Other income (loss), net	4,024	428	804	(1,094)	4,162
Income (loss) before income taxes from continuing operations	3,669	5,962	10,743	(9,767)	10,607
Income (loss) attributable to noncontrolling interests	—	447	—	—	447
Income (loss) before income taxes from continuing operations attributable to The Andersons, Inc. (a)	$3,669	$5,515	$10,743	$(9,767)	$10,160

Three months ended March 31, 2021
Sales and merchandising revenues	$1,982,508	$442,959	$169,252	$—	$2,594,719
Gross profit	72,557	8,483	32,401	—	113,441
Operating, administrative and general expenses	56,931	6,656	23,399	10,012	96,998
Other income (loss), net	3,486	1,327	587	468	5,868
Income (loss) before income taxes from continuing operations	13,855	1,081	8,523	(9,343)	14,116
Income (loss) attributable to noncontrolling interests	—	(1,845)	—	—	(1,845)
Income (loss) before income taxes from continuing operations attributable to The Andersons, Inc. (a)	$13,855	$2,926	$8,523	$(9,343)	$15,961
Adjustments to income (loss) before income taxes from continuing operations (b)	483	—	—	—	483
Adjusted income (loss) before income taxes from continuing operations attributable to The Andersons, Inc. (a)	$14,338	$2,926	$8,523	$(9,343)	$16,444
(a) Income (loss) from continuing operations before income taxes attributable to The Andersons, Inc. for each operating segment is defined as net sales and merchandising revenues plus identifiable other income less all identifiable operating expenses, including interest expense for carrying working capital and long-term assets and is reported net of the noncontrolling interest share of income.
(b) Additional information on the individual adjustments that are included in the adjustments to income (loss) from continuing operations before income taxes can be found in the Reconciliation to EBITDA and Adjusted EBITDA table.

The Andersons, Inc.
Adjusted Earnings Before Interest, Taxes, Depreciation, and Amortization (EBITDA)
A non-GAAP financial measure
(unaudited)

	Continuing Operations					Discontinued Operations	Total Company
(in thousands)	Trade	Renewables	Plant Nutrient	Other	Total	Rail
Three months ended March 31, 2022
Net income (loss)	$3,669	$5,962	$10,743	$(13,870)	$6,504	$(554)	$5,950
Interest expense (income)	8,187	1,767	1,461	(556)	10,859	—	10,859
Tax provision	—	—	—	4,103	4,103	1,292	5,395
Depreciation and amortization	8,974	16,639	6,579	2,185	34,377	—	34,377
EBITDA	$20,830	$24,368	$18,783	$(8,138)	$55,843	$738	$56,581

Three months ended March 31, 2021
Net income (loss)	$13,855	$1,081	$8,523	$(13,704)	$9,755	$3,507	$13,262
Interest expense (income)	7,051	2,073	1,066	(201)	9,989	3,180	13,169
Tax provision	—	—	—	4,361	4,361	1,384	5,745
Depreciation and amortization	11,125	18,814	6,381	2,297	38,617	8,887	47,504
EBITDA	32,031	21,968	15,970	(7,247)	62,722	16,958	79,680
Adjusting items impacting EBITDA:
Transaction related stock compensation	483	—	—	—	483	—	483
Total adjusting items	483	—	—	—	483	—	483
Adjusted EBITDA	$32,514	$21,968	$15,970	$(7,247)	$63,205	$16,958	$80,163

The Andersons, Inc.
Trailing Twelve Months of EBITDA and Adjusted EBITDA
A non-GAAP financial measure
(unaudited)

	Three Months Ended,				Twelve months ended March 31, 2022
(in thousands)	June 30, 2021	September 30, 2021	December 31, 2021	March 31, 2022
Net income from continuing operations	$44,024	$12,290	$65,473	$6,504	$128,291
Interest expense	10,060	8,799	8,444	10,859	38,162
Tax provision	9,677	4,027	11,163	4,103	28,970
Depreciation and amortization	38,949	42,811	36,797	34,377	152,934
EBITDA	102,710	67,927	121,877	55,843	348,357
Adjusting items impacting EBITDA:
Transaction related stock compensation	274	243	274	—	791
Gain on sale of a business	—	(14,619)	—	—	(14,619)
Loss from cost method investment	—	2,784	—	—	2,784
Asset impairments	—	—	8,321	—	8,321
Total adjusting items	274	(11,592)	8,595	—	(2,723)
Adjusted EBITDA	$102,984	$56,335	$130,472	$55,843	$345,634

	Three Months Ended,				Twelve months ended March 31, 2021
	June 30, 2020	September 30, 2020	December 31, 2020	March 31, 2021
Net income from continuing operations	$10,290	$1,788	$15,917	$9,755	$37,750
Interest expense	7,994	6,853	7,833	9,989	32,669
Tax provision (benefit)	(5,064)	(4,148)	7,718	4,361	2,867
Depreciation and amortization	38,128	38,387	38,568	38,617	153,700
EBITDA	51,348	42,880	70,036	62,722	226,986
Adjusting items impacting EBITDA:
Transaction related stock compensation	1,017	912	946	483	3,358
Severance costs	2,341	3,222	528	—	6,091
Total adjusting items	3,358	4,134	1,474	483	9,449
Adjusted EBITDA	$54,706	$47,014	$71,510	$63,205	$236,435

The Andersons, Inc.
Cash from Operations Before Working Capital Changes
A non-GAAP financial measure
(unaudited)

	Three months ended March 31,
(in thousands)	2022	2021
Cash used in operating activities	$(1,074,998)	$(445,727)
Changes in operating assets and liabilities
Accounts receivable	(215,012)	(33,476)
Inventories	(136,820)	5,007
Commodity derivatives	(277,761)	(53,295)
Other current and non-current assets	(38,810)	16,740
Payables and other current and non-current liabilities	(446,096)	(441,921)
Total changes in operating assets and liabilities	(1,114,499)	(506,945)
Adjusting items impacting cash from operations before working capital changes:
Changes in CARES Act tax refund receivable	—	27,697
Cash from operations before working capital changes	$39,501	$88,915

Cash from operations before working capital changes is defined as cash provided by (used in) operating activities before the impact of changes in working capital within the statement of cash flows. The Company calculates cash from operations by eliminating the effect of changes in accounts receivable, inventories, commodity derivatives, other assets, and payables and accrued expenses from the cash provided by (used in) operating activities. Management believes that cash from operations before working capital changes is a useful measure of the company’s performance as it provides investors additional information about the company’s operations allowing better evaluation of underlying business performance and improved comparability to prior periods. Cash from operations before working capital changes is a non-GAAP financial measure and is not intended to replace or be an alternative to cash provided by (used in) operating activities, the most directly comparable GAAP financial measure.